Exhibit 10.5

3333 Peachtree Rd, NE

Center Code 3913

Atlanta, GA 30326

October 29, 2018

Confirmation of Swap Transaction

(Interest Rate Swap)

THIS LETTER AGREEMENT SHOULD BE REVIEWED, EXECUTED BY AN AUTHORIZED

PERSON(S), AND RETURNED IMMEDIATELY VIA EMAIL TO

derivativeconfirmations@suntrust.com OR BY FAX TO (404) 926-5827

Ryan R. Ross

Booz Allen Hamilton Inc.

575 Herndon Parkway

McLean, Virginia 22102

Ph#: 571-346-4918

Email: ross_ryan@bah.com

REF:                284565 & 284556

USI PREFIX:  1030400459

USI VALUE:  STI06000000000000000000000284565

                         STI06000000000000000000000284566

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into between SunTrust Bank (“SunTrust”) and Booz Allen Hamilton Inc. (“Counterparty”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement between SunTrust and Counterparty, dated as of April 10, 2017, as amended and supplemented from time to time (the “Agreement”). All provisions contained in, or incorporated by reference into, the Agreement will govern this Confirmation except as expressly modified below.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 50,000,000.00

Trade Date:	October 29, 2018

Effective Date:	April 30, 2019

Termination Date:	June 30, 2023, subject to adjustment in accordance with the Modified Following Business Day Convention

Business Days:	London, New York

Calculation Agent:	As stated in the Agreement

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	The last day of each month, commencing May 31, 2019, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	3.04800% per annum

Fixed Rate Day Count Fraction:	Actual/360

Adjustment to Period End Dates:	Applicable

Floating Amounts:

Floating Rate Payer:	SunTrust

Floating Rate Payer Payment Dates:	The last day of each month, commencing May 31, 2019, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	1 Month

Floating Rate Option:	USD-LIBOR-BBA; except that the definitions of USD-LIBOR- BBA and USD-LIBOR-Reference Banks are hereby amended by deleting the phrase “on the day that is two London Banking Days preceding that Reset Date” and replacing it with the phrase “on the second day preceding that Reset Date that is both a New York Banking Day and a London Banking Day”.

If the Relevant Rate determined for any Calculation Period is below 0.00%, then the parties hereby agree that the Relevant Rate for that Calculation Period shall equal 0.00%

Spread:	Inapplicable

Adjustment to Period End Dates:	Applicable

Reset Dates:	The first day of each Calculation Period

PreTrade Mid-Mark:

PreTrade Mid-Mark:	3.016%

2. Other Provisions

(a) Relationship Between the Parties. Each party hereto will be deemed, as of the Trade Date, to represent to the other party (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Swap Transaction):

(i) Non-Reliance. It is acting for its own account, it has consulted appropriate legal, tax, financial and other advisers prior to entering into the Swap Transaction, and it has made its own independent decisions to enter into the Swap Transaction and as to whether the Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Swap Transaction, it being understood that information and explanations related to the terms and conditions of the Swap Transaction will not be considered investment advice or a recommendation to enter into the Swap Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Swap Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Swap Transaction. It is also capable of assuming, and assumes, the risks of this Swap Transaction.

(iii) Status of Parties. THE OTHER PARTY IS NOT ACTING AS A FIDUCIARY FOR OR AN ADVISER TO IT IN RESPECT OF THE SWAP TRANSACTION.

(b) If Counterparty is organized in a jurisdiction outside of the United States, Counterparty hereby represents and warrants to SunTrust that this Transaction is not required to be cleared under the laws of such foreign jurisdiction. If this Transaction is required to be reported to a regulatory authority, swap data repository or similar entity within such non-U.S. jurisdiction, Counterparty acknowledges that unless SunTrust has expressly agreed otherwise in a separate written agreement with respect to the delegation of reporting obligations for such foreign jurisdiction, SunTrust will not report this Transaction in such non-U.S. jurisdiction and Counterparty must make its own arrangements if such reporting is required under those non-U.S. laws.

3. Counterparty Acknowledgements. Counterparty hereby acknowledges the following in connection with this Swap Transaction:

(a) Swap Transaction is an Independent Contract. The payments due by Counterparty under this Swap Transaction shall be due on their respective due dates whether or not: (a) there exists at any time a commitment for any Financing or any such commitment expires or terminates, (b) any closing of any Financing takes place or is postponed, delayed or terminated, (c) any advance is made, outstanding or repaid in connection with any Financing, either before, on or after the Effective Date, (d) circumstances and market conditions change such that Counterparty ceases to have any need for, or is unable to obtain, any Financing or extend current financing; or (e) the principal amount of any Financing is less or more than the Notional Amount of this Swap Transaction, the term of any Financing is shorter or longer than the Term of this Swap Transaction, or any other terms of any Financing differ from the terms of this Swap Transaction. “Financing” means any loan or other extension of credit from SunTrust (or any other entity) to Counterparty (or any other entity). Counterparty acknowledges that the decision to extend Financing is in the sole discretion of SunTrust or any other entity, as the case may be, and this Transaction creates no obligation to extend Financing, nor is it evidence of an intent to extend financing.

(b) Obligations Upon Early Termination of Swap Transaction. Any obligations of Counterparty in respect of the termination of this Swap Transaction upon the occurrence of any Event of Default, Termination Event (including any Additional Termination Event) or otherwise pursuant to the Agreement or by the mutual agreement of the parties (each, an “Early Termination Event”), shall be due and payable by Counterparty whether any Early Termination Event occurs before, on or after the Effective Date. Upon the occurrence of an Early Termination Event, a payment will be due by one party to the other as calculated and payable pursuant to the terms of the Agreement which will include the relevant party’s losses or costs incurred or gains realized in replacing or providing the economic equivalent of this Swap Transaction at or about the time of such early termination which, in turn, will reflect then current market rates.

(c) Disclosures. Counterparty acknowledges and represents that SunTrust has provided it with sufficient information for Counterparty to evaluate and assess: (a) the material risks of the Swap Transaction, including market, credit, liquidity, foreign currency, legal, operational, and other applicable risks, and (b) the material characteristics of the Swap Transaction, including the material economic terms of the Swap Transaction, the terms relating to the operation of the Swap Transaction, and the rights and obligations of the parties during the term of the Swap Transaction.

4. Account Details noted below are to be used for electronic funds transfer payments orders and instructions for payments to SunTrust or to the Counterparty.

Payments to SunTrust:

SunTrust Bank

ABA# 061000104

FBO: Bond Wire Clearing

Account# 9088000095

Attn: Financial Risk Management, Operations

Payments to the Counterparty:

Please advise us your settlement instructions.

Counterparty shall ensure the accuracy of its payment orders and electronic funds instructions. If the payment orders and instructions inconsistently describe the beneficiary, beneficiary’s bank, or any intermediary bank by name and number, payment might be made by the intermediary of beneficiary’s bank on basis of the number even if the number identifies a person or bank other than the named beneficiary or bank. Counterparty shall be responsible for any loss associated with such inconsistency.

This Confirmation is in final form and supersedes and replaces all previous confirmations and communications in respect of this Swap Transaction.

Please confirm that the foregoing correctly sets forth the terms of this Swap Transaction by executing this Confirmation and returning all its pages via email or by fax (without a cover sheet) to (404) 926-5827.

Confirmed as of the date first above written:

Yours Sincerely,
SUNTRUST BANK		Booz Allen Hamilton Inc.

By:	/s/ Michele K. Thompson	By:	/s/ Brian Hockenberry
Name:	Michele Thompson	Name:	Brian Hockenberry
Title:	Vice President	Title:	Assistant Treasurer

REF: 284565